Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-196619

CA, Inc.

PRICING TERM SHEET

July 30, 2015

3.600% Senior Notes due 2020

Issuer:	CA, Inc.
Ratings*:	Baa2 (stable outlook)/BBB+(stable outlook)/BBB+ (stable outlook)
Size:	$400,000,000
Maturity:	August 1, 2020
Coupon (Interest Rate):	3.600%
Yield to Maturity:	3.622%
Spread to Benchmark Treasury:	T+200 basis points
Benchmark Treasury:	1.625% due June 30, 2020
Benchmark Treasury Price and Yield:	100-00+; 1.622%
Interest Payment Dates:	Semi-annually on each February 1 and August 1 of each year, commencing on February 1, 2016
Make-Whole Call:	At any time prior to one month prior to maturity at a discount rate of Treasury plus 30 basis points
Par Call:	On or after the date that is one month prior to maturity, the notes will be redeemable at par
Price to Public:	99.901%
Trade Date:	July 30, 2015
Settlement Date: Underwriting Discount:	August 4, 2015 (T+3) 0.600%
Proceeds, after underwriting discount and before expenses, to Issuer:	$397,204,000
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Day Count Convention:	30/360
Payment Business Days:	New York
CUSIP Number:	12673PAF2
ISIN Number:	US12673PAF27
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.

Goldman Sachs & Co.

HSBC Securities (USA) Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Co-Managers:

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

DNB Markets, Inc.

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

The expenses of the offering of the notes, not including underwriting discounts, are estimated at $1,300,000 and are payable by the Issuer (a portion of which will be reimbursed by the Underwriters).

All references to the 2025 notes in the Preliminary Prospectus Supplement are deleted and the Issuer is only issuing the 2020 notes.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request a copy of the prospectus by calling J.P. Morgan Securities LLC at 1-212-834-4533 or by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.

2